Exhibit 21

Murphy USA Inc.
List of Subsidiaries
		Percentage of Voting
	State or Other	Securities owned by
	Jurisdiction	Immediate
Name of Company	of Incorporation	Parent
Murphy Oil USA, Inc.	Delaware	100%
591 Beverage, Inc.	Nebraska	100%
864 Holdings, Inc.	Delaware	100%
864 Beverage, Inc.	Texas	100%
Hankinson Holding, LLC	Delaware	100%
Murphy Oil Trading Company (Eastern)	Delaware	100%
Spur Oil Corporation	Delaware	100%
Superior Crude Trading Company	Delaware	100%
El Dorado Properties, LLC	Arkansas	100%
Murphy USA NJ, Inc.	New Jersey	100%
Quick Chek Corporation	New Jersey	100%
QuickChek Realty LLC	New Jersey	100%
QuickChek Realty Bordertown Urban Renewal LLC	New Jersey	100%